Exhibit 5.1

May 20, 2022

Jones Soda Co.

66 S. Hanford St., Suite 150

Seattle, WA 98134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Jones Soda Co., a Washington corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 15,614,573 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), issuable pursuant to the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”).

In connection with rendering this opinion, we have examined the Registration Statement and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares, issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the corporate laws of the State of Washington (including the statutory provisions, all applicable provisions of the Washington Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion.  We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that Cairncross & Hempelmann, P.S. is in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose without our prior written consent.

Very truly yours,

/s/ Cairncross & Hempelmann, P.S.

                                                                                      Cairncross & Hempelmann, P.S.